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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|X|  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person

      Langley                         Rick                            M.
--------------------------------------------------------------------------------
       (Last)                        (First)                       (Middle)

                                 8233 Roxbury Road
--------------------------------------------------------------------------------
                                    (Street)

    Los Angeles                       CA                             90069
--------------------------------------------------------------------------------
    (City)                          (State)                         (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

              GBPI
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

                      N/A
________________________________________________________________________________
4.   Statement for Month/Year

               January - December 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________

6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     Title:
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                5.             6.
                                                                 4.                             Amount of      Owner-
                                                                 Securities Acquired (A) or     Securities     ship
                                       2A.          3.           Disposed of (D)                Beneficially   Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)            Owned          Direct    Nature of
                            Trans-     Execution    Code         ------------------------------ at the End     (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                    (A)           of Issuer's    Indirect  Beneficial
Title of Security           Date       any                                        or            Fiscal Year    (I)       Ownership
(Instr. 3)                 (mm/dd/yy)  (mm/dd/yy)                        Amount   (D)   Price   (Instr. 3 & 4) (Instr.4) (Instr.4)
----------------------------------------------------------------------------------------------------------------------------------
Common         January 18, 2002      January 18, 2002      S       D        1,500        $00.65      $975.00
----------------------------------------------------------------------------------------------------------------------------------
Common         January 23, 2002      January 23, 2002      S       D        1,500        $00.75      $1,125.00
----------------------------------------------------------------------------------------------------------------------------------
Common         January 24, 2002      January 24, 2002      S       D        1,500        $00.75      $1,125.00
----------------------------------------------------------------------------------------------------------------------------------
Common         January 25, 2002      January 25, 2002      S       D        1,500        $00.76      $1,140.00
----------------------------------------------------------------------------------------------------------------------------------
Common         January 28, 2002      January 28, 2002      S       D        1,500        $00.65      $975.00
----------------------------------------------------------------------------------------------------------------------------------
Common         January 29, 2002      January 29, 2002      S       D        1,500        $00.66      $990.00
----------------------------------------------------------------------------------------------------------------------------------
Common         January 30, 2002      January 30, 2002      S       D        1,500        $00.68      $1,020.00
----------------------------------------------------------------------------------------------------------------------------------
Common         January 31, 2002      January 31, 2002      S       D        1,500        $00.82      $1,230.00
----------------------------------------------------------------------------------------------------------------------------------
Common         February 1, 2002      February 1, 2002      S       D        1,500        $00.75      $1,125.00
----------------------------------------------------------------------------------------------------------------------------------
Common         February 4, 2002      February 4, 2002      S       D        1,500        $00.75      $1,125.00
----------------------------------------------------------------------------------------------------------------------------------
Common         February 5, 2002      February 5, 2002      S       D        1,500        $00.74      $1,110.00
----------------------------------------------------------------------------------------------------------------------------------
Common         February 6, 2002      February 6, 2002      S       D        1,500        $00.64      $960.00
----------------------------------------------------------------------------------------------------------------------------------
Common         February 7, 2002      February 7, 2002      S       D        1,500        $00.71      $1,065.00
----------------------------------------------------------------------------------------------------------------------------------
Common         February 8, 2002      February 8, 2002      S       D        1,500        $00.70      $1,050.00
----------------------------------------------------------------------------------------------------------------------------------
Common         February 11, 2002     February 11, 2002     S       D        1,500        $00.68      $1,020.00
----------------------------------------------------------------------------------------------------------------------------------
Common         February 13, 2002     February 13, 2002     S       D        1,500        $00.59      $885.00
----------------------------------------------------------------------------------------------------------------------------------
Common         February 14, 2002     February 14, 2002     S       D        1,500        $00.60      $900.00
----------------------------------------------------------------------------------------------------------------------------------
Common         February 15, 2002     February 15, 2002     S       D        1,500        $00.64      $960.00
----------------------------------------------------------------------------------------------------------------------------------
Common         February 19, 2002     February 19, 2002     S       D        1,500        $00.62      $930.00
----------------------------------------------------------------------------------------------------------------------------------
Common         February 20, 2002     February 20, 2002     S       D        1,500        $00.60      $900.00
----------------------------------------------------------------------------------------------------------------------------------
Common         February 21, 2002     February 21, 2002     S       D        1,500        $00.57      $855.00
----------------------------------------------------------------------------------------------------------------------------------
Common         February 25, 2002     February 25, 2002     S       D        1,500        $00.56      $840.00
----------------------------------------------------------------------------------------------------------------------------------
Common         February 26, 2002     February 26, 2002     S       D        1,500        $00.76      $1,140.00
----------------------------------------------------------------------------------------------------------------------------------
Common         February 27, 2002     February 27, 2002     S       D        1,000        $00.95      $950.00
----------------------------------------------------------------------------------------------------------------------------------
Common         February 27, 2002     February 27, 2002     S       D        500          $00.95      $475.00
----------------------------------------------------------------------------------------------------------------------------------
Common         February 27, 2002     February 27, 2002     S       D        500          $00.93      $465.00
----------------------------------------------------------------------------------------------------------------------------------
Common         February 27, 2002     February 27, 2002     S       D        500          $00.93      $465.00
----------------------------------------------------------------------------------------------------------------------------------
Common         February 27, 2002     February 27, 2002     S       D        300          $00.93      $279.00
----------------------------------------------------------------------------------------------------------------------------------
Common         February 27, 2002     February 27, 2002     S       D        700          $00.93      $651.00
----------------------------------------------------------------------------------------------------------------------------------
Common         February 28, 2002     February 28, 2002     S       D        1,500        $00.78      $1,170.00
----------------------------------------------------------------------------------------------------------------------------------
Common         March 1, 2002         March 1, 2002         S       D        1,500        $00.66      $990.00
----------------------------------------------------------------------------------------------------------------------------------
Common         March 4, 2002         March 4, 2002         S       D        1,500        $00.54      $810.00
----------------------------------------------------------------------------------------------------------------------------------
Common         March 5, 2002         March 5, 2002         S       D        1,500        $00.53      $795.00
----------------------------------------------------------------------------------------------------------------------------------
Common         March 6, 2002         March 6, 2002         S       D        1,500        $00.56      $840.00
----------------------------------------------------------------------------------------------------------------------------------
Common         March 7, 2002         March 7, 2002         S       D        1,500        $00.56      $840.00
----------------------------------------------------------------------------------------------------------------------------------
Common         March 8, 2002         March 8, 2002         S       D        1,500        $00.66      $990.00
----------------------------------------------------------------------------------------------------------------------------------
Common         March 11, 2002        March 11, 2002        S       D        1,500        $00.66      $990.00
----------------------------------------------------------------------------------------------------------------------------------
Common         March 12, 2002        March 12, 2002        S       D        1,500        $00.62      $930.00
----------------------------------------------------------------------------------------------------------------------------------
Common         March 13, 2002        March 13, 2002        S       D        1,500        $00.57      $855.00
----------------------------------------------------------------------------------------------------------------------------------
Common         March 14, 2002        March 14, 2002        S       D        1,500        $00.70      $1,050.00
----------------------------------------------------------------------------------------------------------------------------------
Common         March 15, 2002        March 15, 2002        S       D        1,500        $00.62      $930.00
----------------------------------------------------------------------------------------------------------------------------------
Common         March 15, 2002        March 15, 2002        S       D        1,500        $00.76      $1,132.50
----------------------------------------------------------------------------------------------------------------------------------
Common         March 18, 2002        March 18, 2002        S       D        1,500        $00.70      $1,050.00
----------------------------------------------------------------------------------------------------------------------------------
Common         March 19, 2002        March 19, 2002        S       D        1,500        $00.62      $930.00
----------------------------------------------------------------------------------------------------------------------------------
Common         March 20, 2002        March 20, 2002        S       D        1,500        $00.62      $930.00
----------------------------------------------------------------------------------------------------------------------------------
Common         21-Mar-02             21-Mar-02             S       D        1,500        $00.69      $1,035.00
----------------------------------------------------------------------------------------------------------------------------------
Common         22-Mar-02             22-Mar-02             S       D        1,500        $00.64      $952.50
----------------------------------------------------------------------------------------------------------------------------------
Common         March 25, 2002        March 25, 2002        S       D        1,500        $00.61      $915.00
----------------------------------------------------------------------------------------------------------------------------------
Common         March 26, 2002        March 26, 2002        S       D        1,500        $00.55      $825.00
----------------------------------------------------------------------------------------------------------------------------------
Common         March 28, 2002        March 28, 2002        S       D        1,500        $00.51      $765.00
----------------------------------------------------------------------------------------------------------------------------------
Common         April 3, 2002         April 3, 2002         S       D        1,500        $00.42      $630.00
----------------------------------------------------------------------------------------------------------------------------------
Common         April 4, 2002         April 4, 2002         P       A        5,000        0.39        1,950.00
----------------------------------------------------------------------------------------------------------------------------------
Common         April 4, 2002         April 4, 2002         S       D        1,500        $00.47      $705.00
----------------------------------------------------------------------------------------------------------------------------------
Common         April 5, 2002         April 5, 2002         P       A        10,000       0.19        1,900.00
----------------------------------------------------------------------------------------------------------------------------------
Common         April 5, 2002         April 5, 2002         S       D        1,500        $00.40      $600.00
----------------------------------------------------------------------------------------------------------------------------------
                                     April 8, 2002         P       A        10,000       $00.20      $2,000.00
----------------------------------------------------------------------------------------------------------------------------------
Common         April 8, 2002         April 8, 2002         S       D        1,500        $00.38      $570.00
----------------------------------------------------------------------------------------------------------------------------------
Common         April 9, 2002         April 9, 2002         S       D        1,500        $00.36      $540.00
----------------------------------------------------------------------------------------------------------------------------------
Common         April 11, 2002        April 11, 2002        S       D        1,500        $00.36      $540.00
----------------------------------------------------------------------------------------------------------------------------------
Common         April 12, 2002        April 12, 2002        S       D        1,500        $00.31      $465.00
----------------------------------------------------------------------------------------------------------------------------------
Common         April 15, 20002       April 15, 20002       S       D        1,500        $00.30      $450.00
----------------------------------------------------------------------------------------------------------------------------------
Common         April 16, 2002        April 16, 2002        S       D        1,500        $00.33      $495.00
----------------------------------------------------------------------------------------------------------------------------------
Common         April 17, 2002        April 17, 2002        S       D        1,500        $00.33      $495.00
----------------------------------------------------------------------------------------------------------------------------------
Common         April 18,2002         April 18,2002         S       D        1,500        $00.35      $525.00
----------------------------------------------------------------------------------------------------------------------------------
Common         April 19, 2002        April 19, 2002        S       D        1,500        $00.37      $555.00
----------------------------------------------------------------------------------------------------------------------------------
Common         April 22 2002         April 22 2002         S       D        1,500        $00.38      $570.00
----------------------------------------------------------------------------------------------------------------------------------
Common         April, 25 2002        April, 25 2002        S       D        1,500        $00.35      $525.00
----------------------------------------------------------------------------------------------------------------------------------
Common         April 26 2002         April 26 2002         S       D        1,500        $00.32      $480.00
----------------------------------------------------------------------------------------------------------------------------------
Common         April 29, 2002        April 29, 2002        S       D        1,500        $00.31      $465.00
----------------------------------------------------------------------------------------------------------------------------------
Common         April 30 2002         April 30 2002         S       D        1,500        $00.23      $345.00
----------------------------------------------------------------------------------------------------------------------------------
Common         May 1 2002            May 1 2002            S       D        1,500        $00.22      $330.00
----------------------------------------------------------------------------------------------------------------------------------
Common         May 2 2002            May 2 2002            S       D        1,500        $00.23      $345.00
----------------------------------------------------------------------------------------------------------------------------------
Common         May 6, 2002           May 6, 2002           S       D        1,500        $00.22      $330.00
----------------------------------------------------------------------------------------------------------------------------------
Common         May 7, 2002           May 7, 2002           S       D        1,500        $00.23      $345.00
----------------------------------------------------------------------------------------------------------------------------------
Common         May 9, 2002           May 9, 2002           S       D        1,500        $00.20      $300.00
----------------------------------------------------------------------------------------------------------------------------------
Common         May 10,2002           May 10,2002           S       D        1,500        $00.20      $300.00
----------------------------------------------------------------------------------------------------------------------------------
Common         May 14 2002           May 14 2002           S       D        1,500        $00.20      $300.00
----------------------------------------------------------------------------------------------------------------------------------
Common         May 15 2002           May 15 2002           S       D        1,500        $00.22      $330.00
----------------------------------------------------------------------------------------------------------------------------------
Common         May 16 2002           May 16 2002           S       D        1,500        $00.22      $330.00
----------------------------------------------------------------------------------------------------------------------------------
Common         May 17, 2002          May 17, 2002          S       D        1,500        $00.17      $255.00
----------------------------------------------------------------------------------------------------------------------------------
Common         May 21, 2002          May 21, 2002          S       D        1,500        $00.22      $330.00
----------------------------------------------------------------------------------------------------------------------------------
Common         May 22 2002           May 22 2002           S       D        1,500        $00.17      $255.00
----------------------------------------------------------------------------------------------------------------------------------
Common         May 23 2002           May 23 2002           S       D        1,500        $00.18      $262.50
----------------------------------------------------------------------------------------------------------------------------------
Common         May 24, 2002          May 24, 2002          S       D        1,500        $00.15      $225.00
----------------------------------------------------------------------------------------------------------------------------------
Common         May 28, 2002          May 28, 2002          S       D        1,500        $00.13      $195.00
----------------------------------------------------------------------------------------------------------------------------------
Common         May 29, 2002          May 29, 2002          S       D        1,500        $00.11      $165.00
----------------------------------------------------------------------------------------------------------------------------------
Common         May 30, 2002          May 30, 2002          S       D        3,000        $00.11      $330.00
----------------------------------------------------------------------------------------------------------------------------------
Common         June 4, 2002          June 4, 2002          S       D        3,000        $00.12      $360.00
----------------------------------------------------------------------------------------------------------------------------------
Common         June 6,2002           June 6,2002           S       D        3,000        $00.12      $360.00
----------------------------------------------------------------------------------------------------------------------------------
Common         June 11, 2002         June 11, 2002         S       D        3,000        $00.12      $345.00
----------------------------------------------------------------------------------------------------------------------------------
Common         June 14, 2002         June 14, 2002         S       D        3,000        $00.09      $255.00
----------------------------------------------------------------------------------------------------------------------------------
Common         June 19, 2002         June 19, 2002         S       D        5,000        $00.10      $475.00
----------------------------------------------------------------------------------------------------------------------------------
Common         june 20 2002          june 20 2002          S       D        3,000        $00.13      $390.00
----------------------------------------------------------------------------------------------------------------------------------
Common         JUNE 24 2002          JUNE 24 2002          S       D        3,000        $00.12      $360.00
----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

*    If the form is filed by more than one reporting person, see instruction
     4(b)(v).

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)   ity     yy)      yy)               (A)  (D)      cisable  Date     Title     Shares  5)      4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------------




===================================================================================================================================

Explanation of Responses:






/s/ Rick Langley                                                3/31/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.